Exhibit 99.1

G&K Services Reports Fiscal 2009 Third Quarter Results

Revenue of $231.0 Million within Company Guidance; Company Generates Record Cash Flow from Operations; Third Quarter Results Include Non-Cash Impairment Charges

MINNEAPOLIS--(BUSINESS WIRE)--April 28, 2009--G&K Services, Inc. (NASDAQ: GKSR), today reported third quarter fiscal 2009 revenue of $231.0 million, which was within previous company guidance and compares to revenue of $251.1 million in the prior-year period. The continued significant deterioration in customer employment levels and an $8.4 million impact from the reduction in the value of the Canadian dollar affected overall revenue. These economic forces, which lowered total company revenue, were partially offset by strong third quarter direct sale revenue growth, which increased 16.4 percent compared to the prior-year period.

The company reported a net loss of $4.74 per diluted share, which included a $94.4 million after-tax, or $5.18 per diluted share negative impact from goodwill impairment, fixed asset write-downs and other non-cash charges. This compares with net earnings of $0.54 per diluted share for the third quarter of fiscal 2008. When excluding the non-cash charges, third quarter fiscal 2009 adjusted earnings per diluted share were $0.44 and within the company’s earnings guidance. The non-cash charges were a result of the write-down of goodwill and other assets required by Statement of Financial Accounting Standard (SFAS) No. 142, “Goodwill and Other Intangible Assets” and SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, and company cost reduction activities. The primary cause for the goodwill impairment was the continued deterioration in prevailing economic conditions and the related decline in the equity markets, resulting in a reduction in the company’s share price and market capitalization as compared to book value.

These non-cash charges are expected to have no adverse impact on the company’s business, available borrowings under its bank credit facilities, or cash flows from operating activities, nor are they expected to impact future operations. During the third quarter the company continued to generate strong cash flow from operations and further reduced its overall level of debt financing.

Third quarter adjusted earnings benefited from the reduction in production and administrative costs as a result of cost reduction activities, improved contribution from solid direct sale performance and lower energy and incentive compensation costs. These earnings improvements were offset by a reduction in fixed cost absorption from lower revenue, the impact of severance costs associated with workforce reductions, higher health care costs and the effect of the weak Canadian dollar.

“Our third quarter revenue and adjusted earnings per diluted share were in line with our guidance despite the accelerated pace of deterioration in customer employment levels,” said Richard Marcantonio, chairman and chief executive officer. “During this difficult employment and economic environment, we continue to focus on improving revenue growth, reducing expenses and maximizing cash flow. As a result, during the quarter, we achieved solid growth in our National Accounts business, strong organic growth in direct sales, lower administrative expenses and record quarterly cash flow from operations. G&K is well-positioned to capture future growth opportunities and drive improved long-term financial performance by leveraging a more streamlined overall cost structure.”

Income Statement Review
Third quarter revenue from rental operations was $209.9 million, compared to $233.0 million in the prior-year period. For the quarter, the company’s organic rental growth rate was approximately negative 7.25 percent. Organic rental growth reflects significant reductions in customer employment levels, lost business as a result of customer financial difficulty and lower new account and route sales due to the difficult economy. Direct sale revenue was $21.1 million, up approximately 17.75 percent on an organic revenue basis. Strong direct sale organic revenue growth was driven by the successful launch of the Delta Air Lines’ uniform program to selected Northwest Airlines employees, and early results from the rollout of the company’s Dockers® San Francisco apparel offering to its U.S. field locations. Organic growth is calculated using revenue, adjusted for foreign currency exchange rate differences and newly acquired revenue.

Gross margin from rental operations for the third quarter was 29.9 percent, compared to 32.0 percent in the prior-year period. The change in rental gross margin was a result of the reduction in fixed cost absorption from lower rental revenue, higher health care expenses and the impact of severance costs, partially offset by the benefit of location consolidation actions, workforce reductions, and lower energy costs. Direct sale gross margin increased to 26.5 percent, up from 24.6 percent in the prior-year period, as a result of the fixed cost leverage achieved from higher direct sale volume.

Selling and administrative expenses in the quarter were 23.4 percent of consolidated revenue, up from 22.9 percent in the prior-year period. On an absolute dollar basis, selling and administrative expenses decreased $3.6 million compared to the prior-year period due to the company’s proactive focus on reducing its non-revenue producing workforce and aggressive cost controls, offset by higher health care costs and regulatory compliance expenses.

Financial Strength
The company’s balance sheet remains strong. As of March 28, 2009, the company had total borrowings of $257.3 million and a debt to capitalization ratio of 37.3 percent. Total shareholders’ equity at the end of the third quarter was $432.1 million.

Cash provided by operating activities for the nine months ended March 28, 2009 was $73.9 million, compared to $73.0 million in the prior-year period. For the third quarter, free cash flow, defined as cash flow from operations less capital expenditures, was a record $31.7 million. During the quarter, the company utilized its free cash flow to reduce debt, net of cash, by $30.3 million.

Outlook
The company expects fiscal 2009 fourth quarter revenue to range from $212.0 million to $222.0 million and earnings per diluted share from $0.25 to $0.35. The revenue guidance includes continued focus on controllable growth factors, offset by the impact from deteriorating customer employment levels and difficult economic conditions. Due to the weaker Canadian dollar, fourth quarter revenue is projected to be reduced by approximately $9.0 million when compared to the prior-year period.

The earnings guidance reflects anticipated severance and facility shutdown costs and the impact of the weaker Canadian dollar exchange rate, which in total are anticipated to impact earnings by $0.09 to $0.11 per diluted share when compared to the prior-year period. The company’s fourth quarter effective tax rate is expected to be a more normalized rate in the range of 38.0 to 39.0 percent.

Conference Call Information
The company will host a conference call today at 10:00 a.m. (CST) to discuss its financial results and outlook. The call will be webcast and is available on the Investor Relations section of the company’s website at www.gkservices.com (click on webcast icon and follow the instructions). A replay of the call will be available on the company’s website through May 27, 2009.

Safe Harbor for Forward-Looking Statements
Statements made in this press release concerning our intentions, expectations or predictions about future results or events are “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. These statements reflect our current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which could be material and adverse. You are cautioned not to place undue reliance on these statements, and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Information concerning potential factors that could affect future financial results is included in our Annual Report on Form 10-K for the fiscal year ended June 28, 2008.

About G&K Services, Inc.
G&K Services, Inc. is a market leader in branded identity apparel programs and facility services in the United States, and is the largest such provider in Canada. Headquartered in Minneapolis, Minnesota, G&K Services has approximately 9,000 employees serving more than 175,000 customers from over 170 facilities in North America and Europe. G&K Services is a publicly held company traded over the NASDAQ Global Select Market under the symbol GKSR and is a component of the Standard & Poor’s SmallCap 600 Index. For more information on G&K Services, visit the company’s website at www.gkservices.com.

Comparison of GAAP to Non-GAAP Financial Measures
The company reports its consolidated financial results in accordance with generally accepted accounting principles (GAAP). To supplement these consolidated financial results, management believes that certain non-GAAP operating results, which exclude non-cash impairment and certain other non-recurring charges, may provide a more meaningful measure on which to compare the company’s results of operations between periods. The company believes these non-GAAP results provide useful information to both management and investors by excluding certain costs that impact comparability of the results. A reconciliation of third quarter and fiscal 2009 year-to-date earnings per diluted share on a GAAP basis to adjusted earnings per diluted share on a non-GAAP basis are presented in the table below:

	Three months ended March 28, 2009			Nine months ended March 28, 2009
(In thousands, except per share data)	Operating Income	Net Income	Earnings Per Share	Operating Income	Net Income	Earnings Per Share
As reported	$(112,269)	$(86,303)	$(4.74)	$(83,332)	$(75,307)	$(4.08)
Add: Goodwill and other
impairment charges	126,719	94,358	5.18	126,719	94,358	5.11

As Adjusted	$14,450	$8,055	$0.44	$43,387	$19,051	$1.03

These non-GAAP measures are not in accordance with, or an alternative for measures prepared in accordance with, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. Investors should consider non-GAAP measures in addition to, and not as a substitute for, or superior to, financial performance measures prepared in accordance with GAAP.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
G&K Services, Inc. and Subsidiaries
(Subject to Reclassification)

	For the Three Months Ended		For the Nine Months Ended
	March 28,	March 29,	March 28,	March 29,
(U.S. Dollars, in thousands, except per share data)	2009	2008	2009	2008

REVENUES
Rental operations	$209,872	$233,001	$660,211	$691,277
Direct sales	21,120	18,140	57,770	58,918
Total revenues	230,992	251,141	717,981	750,195

OPERATING EXPENSES
Cost of rental operations	147,041	158,368	460,912	466,750
Cost of direct sales	15,521	13,680	42,822	42,745
Selling and administrative	53,980	57,538	170,860	171,577
Goodwill and other impairment charges	126,719	-	126,719	-
Total operating expenses	343,261	229,586	801,313	681,072
(LOSS)/INCOME FROM OPERATIONS	(112,269)	21,555	(83,332)	69,123
Interest expense	3,263	3,828	10,681	11,776
(LOSS)/INCOME BEFORE INCOME TAXES	(115,532)	17,727	(94,013)	57,347
(Benefit)/Provision for income taxes	(29,229)	7,080	(18,706)	21,899
NET (LOSS)/INCOME	$(86,303)	$10,647	$(75,307)	$35,448
Basic weighted average number
of shares outstanding	18,222	19,621	18,450	20,452
BASIC EARNINGS PER COMMON SHARE	$(4.74)	$0.54	$(4.08)	$1.73
Diluted weighted average number
of shares outstanding	18,222	19,742	18,450	20,590
DILUTED EARNINGS PER COMMON SHARE	$(4.74)	$0.54	$(4.08)	$1.72

Dividends per share	$0.07	$0.05	$0.21	$0.15

CONSOLIDATED CONDENSED BALANCE SHEETS
G&K Services, Inc. and Subsidiaries
(Subject to Reclassification)
	March 28,	June 28,
	2009	2008
(U.S. dollars, in thousands)
ASSETS
Current Assets
Cash and cash equivalents	$15,289	$12,651
Accounts receivable, net	90,608	111,307
Inventories, net	145,723	142,318
Other current assets	17,307	26,181
Total current assets	268,927	292,457

Property, Plant and Equipment, net	218,437	253,041
Goodwill	315,975	434,874
Other Assets	56,250	72,802
Total assets	$859,589	$1,053,174

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$31,677	$30,873
Accrued expenses	83,687	78,282
Deferred income taxes	3,589	6,154
Current maturities of long-term debt	7,606	7,891
Total current liabilities	126,559	123,200

Long-Term Debt, net of Current Maturities	249,742	280,428
Deferred Income Taxes	2,368	35,190
Accrued Income Taxes – Long Term	10,121	12,343
Other Noncurrent Liabilities	38,693	44,537
Stockholders' Equity	432,106	557,476
Total liabilities and stockholders’ equity	$859,589	$1,053,174

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
G&K Services, Inc. and Subsidiaries
(Subject to Reclassification)
	For the Nine Months Ended
	March 28,	March 29,
(U.S. dollars, in thousands)	2009	2008
Operating Activities:
Net (loss)/income	$(75,307)	$35,448
Adjustments to reconcile net (loss)/income to net cash
provided by operating activities -
Depreciation and amortization	33,871	35,702
Goodwill and other impairment charges	126,719	-
Deferred income taxes	(34,298)	(862)
Other adjustments	5,731	2,691
Changes in current operating items, exclusive of acquisitions	13,192	(5,504)
Other assets and liabilities	3,942	5,502
Net cash provided by operating activities	73,850	72,977
Investing Activities:
Property, plant and equipment additions, net	(18,422)	(16,576)
Acquisition of business assets, net	20	(63,687)
Purchase of investments, net	-	(2,521)
Net cash used for investing activities	(18,402)	(82,784)
Financing Activities:
Payments of long-term debt	(7,540)	(7,341)
(Payments of)/ Proceeds from revolving credit facilities, net	(23,425)	81,801
Cash dividends paid	(3,920)	(3,082)
Net issuance of common stock, primarily under stock option plans	209	4,220
Purchase of common stock	(16,775)	(70,735)
Net cash (used for)/provided by financing activities	(51,451)	4,863
Increase/(Decrease) in Cash and Cash Equivalents	3,997	(4,944)
Effect of Exchange Rates on Cash	(1,359)	223

Cash and Cash Equivalents:
Beginning of period	12,651	22,759
End of period	$15,289	$18,038

CONTACT:
G&K Services, Inc.
Jeffrey L. Wright, 952-912-5500
Senior Vice President and Chief Financial Officer
or
Shayn R. Carlson, 952-912-5500
Director of Investor Relations